UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2014

Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Settlement of Litigation

On February 28, 2014, Morgans Hotel Group Co. (the “Company”) entered into a binding Memorandum of Understanding (“MOU”) providing for the settlement of all litigations involving affiliates of The Yucaipa Companies LLC. The MOU provides for partial settlement of the action entitled OTK Associates, LLC v. Friedman, et al., C.A. No. 8447-VCL, now pending in the Delaware Court of Chancery (the “Delaware Action”), in which OTK Associates, LLC (“OTK”) is pursuing claims directly and derivatively on behalf of the Company. The MOU contemplates that the Delaware Action will be dismissed with prejudice against all parties, except for defendants Thomas L. Harrison and Michael D. Malone, former directors of the Company, who chose not to participate in the settlement contemplated by the MOU and against whom the Delaware Action will continue. The MOU further provides for the complete settlement and dismissal with prejudice of three other actions pending in the New York state and federal courts entitled Yucaipa American Alliance Fund II L.P., et al. v. Morgans Hotel Group Co., et al., Index No. 652294/2013 (NY Sup.) (the “Securities Action”); Burkle v. OTK Associates, LLC, et al., Case No. 13-CIV-4557 (S.D.N.Y.); and Yucaipa American Alliance Fund II L.P., et al. v. Morgans Hotel Group, Index No. 653455/2013 (NY Sup.) (collectively, the “Actions”). The Company has described, in prior public filings, the parties and the nature of the claims in the Actions.

The MOU is subject to execution of a Stipulation of Settlement acceptable to the Company (the “Settlement Stipulation”), which must be submitted to the Delaware Court of Chancery for review and approval and will not become effective, under the terms of the MOU, until such approval is given and is no longer subject to further court review (the “Effective Date”).

The MOU provides, among other things, for following:

• The Company will pay to plaintiffs in the Securities Action an amount equal to $3 million less the aggregate amount of any reasonable and necessary attorneys’ fees and expenses incurred by Ronald W. Burkle (“Burkle”), a former Company director named as a defendant in the Delaware Action, in his defense of the Delaware Action that are paid to him by the Company’s insurers prior to the Effective Date (the “Securities Action Payment”).

• Burkle will pay to the Company the amount of all insurance proceeds he recovers from the Company’s insurers after the Effective Date for the reasonable and necessary attorneys’ fees and expenses that he incurred in defense of the Delaware Action and assign to the Company any claims he may have against the Company’s insurers relating to any such reasonable and necessary attorneys’ fees and expenses that the Company’s insurers may fail to pay Burkle.

• To the extent not paid by the Company’s insurers, the Company will pay the amount of any reasonable and necessary attorneys’ fees and expenses incurred by former Company directors Robert Friedman, Jeffrey M. Gault, and Andrew Sasson (collectively the “Settling Former Directors”) in defending the Delaware Action, subject to the Settling Former Directors’ assignment to the Company of any claims they have against the Company’s insurers relating to any such unpaid amounts.

• The Settling Former Directors will pay the Company a portion of the Securities Action Payment (based on a formula whose elements cannot presently be quantified) unless the Company’s insurers pay such amounts to the Company or the Settling Former Directors assign to the Company any claims they have against the Company’s insurers relating to any such amounts that the Company’s insurers fail to pay.

• Counsel for OTK and current director Jason T. Kalisman will apply to the Delaware Court of Chancery for an award of payment from the Company of the reasonable and necessary fees and expenses they incurred in connection with the Delaware Action. Any such award may be subject to recovery by the Company from its insurers.

The Company cannot currently predict the amount of any funds it might be required to pay under the MOU; whether the Company’s insurers will pay some or all of the amounts that the Company would otherwise be obligated to pay under the MOU; whether the Company would be successful in asserting against the Company’s insurers any claims that may be assigned to the Company under the terms of the MOU or that the Company might assert on its own behalf, or what the amount of any such recovery might be. Furthermore, the Company cannot predict whether the Delaware Court of Chancery will approve the Settlement Stipulation or whether the Court’s decision will be challenged on appeal and, if so challenged, affirmed. Notwithstanding the foregoing, the Company does not expect that the net amount of all payments it might ultimately be required to make, after recovery of all insurance proceeds, under the terms of the MOU and the Stipulation of Settlement, if approved, will be material to the Company’s financial position.

The foregoing description of the MOU does not purport to be complete and is qualified in its entirety by reference to the MOU, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Repurchase of Convertible Notes

On February 28, 2014, the Company entered into a Note Repurchase Agreement with certain affiliates of The Yucaipa Companies LLC, pursuant to which the Company agreed to repurchase from the Yucaipa affiliates $88 million principal amount of the Company’s 2.375% Senior Subordinated Convertible Notes Due 2014 at par value plus accrued interest thereon (the “Note Repurchase Agreement”). The closing under the Note Repurchase Agreement occurred on February 28, 2014. Following the closing, the principal amount of the outstanding 2014 Convertible Notes has been reduced to $84.5 million.

The foregoing description of the Note Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Note Repurchase Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: March 3, 2014	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer